     As filed with the Securities and Exchange Commission on April 15, 1997.
                                                      Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                          SPARTA PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)
                                  ------------
           Delaware                                       56-1755527
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                      Identification Number)


                                  111 Rock Road
                           Horsham, Pennsylvania 19044
                                 (215) 442-1700

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                  ------------
                              JERRY B. HOOK, Ph.D.
                      President and Chief Executive Officer
                          Sparta Pharmaceuticals, Inc.
                                  111 Rock Road
                           Horsham, Pennsylvania 19044
                                 (215) 442-1700

                 (Name, address, zip code, and telephone number,
                   including area code, of agent for service)
                                  ------------
                                   Copies to:

                              JAMES J. MARINO, ESQ.
                             Dechert Price & Rhoads
                         Princeton Pike Corporate Center
                                  P.O. Box 5218
                            Princeton, NJ 08543-5218
                                 (609) 520-3200
                                  ------------
        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.
                                  ------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans check the following box: [X].

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

===============================================================================

                         CALCULATION OF REGISTRATION FEE

==========================================|=====================|========================|=====================|==================
                                          |                     |                        |                     |
                                          |                     |                        |   Proposed maximum  |
          Title of Each Class of          |      Amount to be   |     Proposed maximum   |      aggregate      |     Amount of
       Securities to be Registered        |       registered    |    offering price (1)  |   offering price(1) | registration fee
------------------------------------------|---------------------|------------------------|---------------------|------------------
Common Stock, $.001 par value (2).........|       2,035,000     |        $.64063         |      $1,303,682     |      $ 395
------------------------------------------|---------------------|------------------------|---------------------|------------------

(1) Determined solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq SmallCap Market on April 8, 1997.

(2) Includes shares of Common Stock underlying a Warrant to purchase 35,000 shares of Common Stock.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION -- DATED APRIL 15, 1997

PROSPECTUS

                          Sparta Pharmaceuticals, Inc.

               2,035,000 Shares of Common Stock ($.001 par value)

This Prospectus relates to an offering (the "Offering") by the Stockholders named herein under the caption "Selling Stockholders" (collectively, the "Selling Stockholders") for sale to the public of 2,035,000 shares (the "Shares") of Common Stock, $.001 par value ("Common Stock") of Sparta Pharmaceuticals, Inc. (the "Company") including 35,000 shares which are issuable by the Company upon exercise of a warrant to purchase Common Stock (the "Warrant").

The Selling Stockholders have advised the Company that they may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Stockholders and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933, as amended. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders in all open market transactions. The Company will pay all other expenses of this Offering. See "Plan of Distribution." The aggregate proceeds to the Selling Stockholders from the sale of the Shares so offered will be the purchase price of the Shares sold less (i) the aggregate commissions, discounts and other compensation, if any, paid by the Selling Stockholders to agents or broker-dealers and (ii) certain other expenses of the offering and sale of the Shares that will be the responsibility of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders; however, the Company could receive up to $39,375.00 on the Warrant.

The Company has informed the Selling Stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to the sales of their shares offered hereby. The Company also has advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
        BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is April 15, 1997

                                TABLE OF CONTENTS



AVAILABLE INFORMATION.................................................        3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................        3

THE COMPANY...........................................................        4

RISK FACTORS..........................................................        4

USE OF PROCEEDS.......................................................       15

SELLING STOCKHOLDERS..................................................       16

PLAN OF DISTRIBUTION..................................................       18

LEGAL MATTERS.........................................................       18

EXPERTS...............................................................       18

                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the Exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information statements regarding registrants that file electronically with the Commission.

The Common Stock is traded on the Nasdaq SmallCap Market and such reports, proxy statements and other information concerning the Company are available for inspection at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference into this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) all other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, and (iii) the description of the Common Stock, par value $.001 per share, as contained in the Company's Registration Statement on Form S-1, declared effective on June 21, 1994.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to Sparta Pharmaceuticals, Inc., 111 Rock Road, Horsham, Pennsylvania 19044, Attention: Ronald H. Spair, telephone number (215) 442-1700.

                                   THE COMPANY

Sparta Pharmaceuticals, Inc. (the "Company" or "Sparta") is a development stage pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life threatening diseases including cancer, cardiovascular disorders and acute inflammation. During 1996, the Company focused on securing additional financing and advancing its product candidates into clinical trials. This involved finalizing the formulation and coordinating the manufacture of clinical trial material for RII retinamide, Spartaject(TM) busulfan and L.A.D.D.(TM) 5-FP. Additionally, the Company identified and retained clinical research organizations to monitor the clinical trials and selected clinical trial sites for RII retinamide, Spartaject(TM) busulfan and L.A.D.D.(TM) 5-FP. In the financing area, the Company closed on a total of approximately $16,000,000 in gross proceeds from two private placements concluded during 1996. The Company continues to focus on acquiring or licensing compounds that have been previously tested in humans or animals. The Company has commenced Phase I Clinical Trials in the United States for two of its product candidates and has an option to acquire a license to another compound currently in clinical trials in the United Kingdom.

The Company's lead products under development are:

Product Candidate                           Indication                                 Stage of Development
------------------                          -----------                                ---------------------
Spartaject(TM)busulfan                      Providing injectable delivery of drug      Phase I Clinical Trial Commenced
                                            for ablating bone marrow prior to bone
                                            marrow transplant

RII retinamide                              Treatment of Myelodysplastic               Phase I Clinical Trial Commenced
                                            Syndromes (MDS)

L.A.D.D.(TM) 5-FP                           Providing oral delivery of 5-FU for the    IND approved
                                            treatment of colorectal, breast, liver
                                            and other cancers

LEX032                                      Treatment of reperfusion injury, (e.g.,    Preclinical
                                            occurring after myocardial infarction
                                            and stroke)


In addition to the Company's lead products, the Company has also identified, and in some instances has undertaken some development of, other applications of its licensed technologies and other product candidates, one of which is in joint Phase I Clinical Trials in the U.K. with the Cancer Research Campaign ("CRC").

Sparta was incorporated in Delaware in 1990. Sparta's principal executive office is located at 111 Rock Road, Horsham, Pennsylvania 19044, and its telephone number is (215) 442-1700.

                                  RISK FACTORS

An investment in the securities offered hereby involves a high degree of risk and the securities should not be purchased by persons who cannot afford the loss of their entire investment. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered hereby.

Early Stage of Development. The Company's product candidates are in the early stages of research and development and no revenues have been generated to date from product sales, nor are any product revenues expected for at least the next several years, if at all. To date, only limited human testing has been conducted on any of the Company's proposed product candidates. The Company has received approval of Investigational New Drug ("IND") applications by the United States Food and Drug Administration ("FDA") relating to proposed Phase I clinical trials in the United States for three product candidates of which two are currently in Phase I Clinical Trials. The Company's other product candidates are in the preclinical stage of development and testing or their development has not yet commenced. As a result, the

Company must be evaluated in light of the problems, delays, uncertainties and complications encountered in connection with a development stage biopharmaceutical business. The risks include, but are not limited to, the possibilities that any or all of the Company's potential products will be found to be ineffective or toxic, or fail to receive necessary regulatory clearances. To achieve profitable operations, the Company must successfully develop, obtain regulatory approval for, introduce and successfully market at a profit products that are currently in the research and development phase. The great majority of the preclinical research and clinical development work and testing for the Company's product candidates remains to be completed. The Company is currently not profitable, and no assurance can be given that the Company's research and development efforts will be successful, that required regulatory approvals will be obtained, that any of the Company's proposed products will be safe and effective, that any such products, if developed and introduced, will be successfully marketed or achieve market acceptance, or that such products can be marketed at prices that will allow profitability to be achieved. Failure of the Company to successfully develop, obtain regulatory approval for, introduce and market its products under development would have a material adverse effect on the business, financial condition and results of operations of the Company.

Need for Substantial Additional Funds. The Company currently anticipates that the available cash, cash equivalents, and investments will be sufficient to fund operations through the first quarter of 1998. However, the Company may be required to seek additional financing to continue operations during such period in the event of cost overruns or unanticipated expenses. The Company has experienced delays in funding its planned research and development activities and will require substantial additional funds to finance its business activities on an ongoing basis. The Company's future capital requirements will depend on numerous factors, including, but not limited to, progress in its research and development programs, including preclinical and clinical trials, costs of filing and prosecuting patent applications and, if necessary, enforcing issued patents or obtaining additional licenses to patents, competing technological and market developments, the cost and timing of regulatory approvals, the ability of the Company to establish collaborative relationships, and the cost of establishing manufacturing, sales and marketing capabilities. The Company has no current commitment to obtain other additional funds and is unable to state the amount or potential source of such other additional funds. Moreover, because of the Company's potential long-term capital requirements, it may undertake additional equity offerings whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. There can be no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on reasonable terms. Any such additional funding may result in significant dilution to existing stockholders. If adequate funds are not available, the Company may be required to delay, reduce or eliminate research and development programs, capital expenditures, and marketing and other operating expenses. The Company may be required to obtain funds through arrangements with collaborative partners that may require the Company to relinquish material rights to its products that it would not otherwise relinquish.

History of Losses; Uncertainty of Future Financial Results. The Company has experienced significant operating losses since its inception in June 1990. As of December 31, 1996, the Company's accumulated deficit was $17,365,336. The majority of the Company's income to date has been derived from interest earned on invested funds. The Company has not introduced any product commercially. The Company expects to incur increasing operating losses over the next several years as its product research programs expand and various preclinical and clinical trials commence. The amount of net losses may vary significantly from year-to-year and quarter-to-quarter and depend on, among other factors, the timing of Company payments in connection with sponsored research, and the progress of preclinical and clinical development programs. The Company's ability to attain profitability will depend, among other things, on its successfully completing development of its product candidates, obtaining regulatory approvals, establishing manufacturing, sales and marketing capabilities and obtaining sufficient funds to finance its activities. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained.

Patents and Proprietary Rights. The Company owns or holds a license to patents and patent applications in the United States and other countries to protect its proprietary technology. There can be no assurance that any patents that have been issued or may be issued in the future will be of substantial protection or commercial benefit to the Company, will afford the Company adequate protection from competing products or will not be challenged or declared invalid. Furthermore, there can be no assurance that additional U.S. or foreign patents will be issued or licensed to the Company. The extent to which the Company may be required to license other patents or proprietary rights held by others and the extent to which the availability of such licenses are presently unknown. Except as indicated below, the Company is not aware that any of its activities are in violation of third-party patents; however any such violation could have a material adverse effect on its business. In addition, the Company relies heavily on proprietary technologies for which patent applications have been filed but not yet granted in certain countries. Insofar as the Company relies on trade secrets, non-disclosure agreements and unpatented know-how to establish and maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies.

There can be no assurance that any patents will issue from the patent applications licensed to the Company or acquired in connection with the acquisition of the assets and business of Lexin Pharmaceutical Corporation ("Lexin" or the "Lexin Purchase"). Further, even if patents issue, there can be no assurance that they will not be challenged, invalidated or infringed upon or designed around by others or that the practice of the claims contained in such patents will not infringe the patent claims of others or that they will provide the Company with significant protection against competitive products or otherwise be commercially valuable. There can be no assurance that the Company will not need to acquire licenses under patents belonging to others for technology potentially useful or necessary to the Company or, if any such licenses are required, that they will be available on terms acceptable to the Company, if at all. To the extent that the Company is unable to obtain patent protection for its products or technology, the Company's business may be adversely affected by competitors who develop substantially equivalent products or technology.

Status of Technologies and Compounds

Spartaject(TM) Technology. A United States patent relating to the Spartaject(TM) Technology (the "Licensed Patent"), expiring in 2009, is licensed by the Company from Research Triangle Pharmaceuticals. Corresponding patent applications relating to the Spartaject(TM) Technology have been filed in various foreign countries, including certain European countries, Japan and Canada and have been licensed to the Company. Patents relating to the Spartaject(TM) Technology have issued in Taiwan and South Africa, which expire in 2008 and 2011, respectively, and have been licensed to the Company.

Certain patents (the "Third Party Patents") issued in the United States in September 1992 and March 1995 include numerous claims that, based on presently available information, may cover certain embodiments of the Spartaject(TM) Technology including formulations of camptothecin, etoposide and certain taxanes. The Company believes that these Third Party Patents have been assigned to Eastman Kodak Company, or a subsidiary thereof. If the Third Party Patents are not invalid insofar as their claims relate to those embodiments of the Spartaject(TM) Technology, then (i) the Company may require a license from the holder of the Third Party Patents to commercialize those embodiments of the Spartaject(TM) Technology and sell or sublicense others to sell products utilizing those embodiments of the Spartaject(TM) Technology in the United States and (ii) the extent to which the Company might require such a license will depend on the final formulations of its and any sublicensee's products and whether they utilize those embodiments of the Spartaject(TM) Technology that are covered by the Third Party Patents. There can be no assurance that a license will be obtainable on acceptable terms, if at all, and any negotiations to obtain a license may be protracted. If the Company is required to obtain a license under the Third Party Patents to practice those embodiments of the Spartaject(TM) Technology and sell or sublicense others to sell products utilizing those embodiments of the Spartaject(TM) Technology in the United States and is unable to do so on commercially reasonable terms, then the inability to obtain such a license could have a material adverse effect on the Company's business and its future results of operations.

The application for the Licensed Patent was filed in the United States nearly nine months prior to the application for the initial Third Party Patent and, based on presently available information, the work relating to the inventions claimed in the Licensed Patent, insofar as such claimed inventions cover those embodiments of the Spartaject(TM) Technology which also appear to be covered by the initial Third Party Patent, was commenced more than two years prior to the filing date of the application for the initial Third Party Patent. However, there can be no assurance that the inventions claimed in the Licensed Patent covering those embodiments of the Spartaject(TM) Technology were made prior to the inventions claimed in the Third Party Patents, which appear to cover those embodiments of the Spartaject(TM) Technology. If such inventions claimed in the Licensed Patent did have such priority and such priority were established in a United States court proceeding or otherwise with respect to each such claimed invention in the Third Party Patents which appears to cover embodiments of the Spartaject(TM) Technology, then the Third Party Patents would be invalid to the extent their claims extend to those embodiments of the Spartaject(TM) Technology and would not prevent the Company from practicing those embodiments of the Spartaject(TM) Technology in the United States.

Patent applications corresponding to the Third Party Patents have been filed in various countries outside the United States, including certain European countries through the European Patent Office ("EPO"), in Japan and in Canada, also with pending claims that, based on presently available information, may cover certain embodiments of the Spartaject(TM) Technology. The applications filed by the holder of the Licensed Patent in various foreign countries, including certain European countries through the EPO, in Japan and in Canada, have earlier effective filing dates than the application filed with the EPO, in Japan and in Canada corresponding to the Third Party Patents. The Company believes that generally, in most foreign countries, in the case of conflicting applications claiming the same patentable invention, the application with the earlier effective filing date (in this case the patent applications filed by the holder of the Licensed Patent) is entitled to the issuance of the patent. Accordingly, although there can be no assurance that foreign law will be applied in this manner, the Company believes that a patent issued in such European countries, Japan, or Canada corresponding to the Third Party Patents should be invalid (or susceptible to cancellation) insofar as it pertained to the practice of the Spartaject(TM) Technology. Therefore, the Company believes it should not be prevented ultimately from commercializing the Spartaject(TM) Technology in such European countries, Japan or Canada, respectively, solely by reason of the issuance of such Third Party Patent. However, there can be no assurance that relevant claims in the Third Party Patents will not be held to be valid and infringed.

A patent was issued in the United States (the "Orphan Patent") and a patent application which designated various countries outside the United States was published under the Patent Cooperation Treaty (the "Orphan Application") which the Company understands have been licensed exclusively to Orphan Medical, Inc. The Orphan Patent includes claims, and the Orphan Application is seeking claims, covering methods of treating patients with malignant conditions using an intravascularly administrable busulfan preparation and treating leukemia or lymphoma patients undergoing a bone marrow transplant using an intravenously administrable busulfan preparation that, based on presently available information, may cover methods by which Spartaject(TM) busulfan will be used. The Company believes, based on advice of patent counsel, that such claims do not cover the use of Spartaject(TM) busulfan. However, there can be no assurances in this regard and if such claims do cover the Company's intended use of Spartaject(TM) busulfan, and the Orphan Patent or any patents issuing on the Orphan Application are not invalid, then the Company may require a license from the holder or exclusive licensee of such patent or patents in order to develop or commercialize Spartaject(TM) busulfan in any country, including possibly the United States, where such patent or patents are issued. There can be no assurance that a license will be obtainable on acceptable terms, if at all, and any negotiations to obtain a license may be protracted. If the Company is unable to obtain a license on commercially reasonable terms, then the inability to obtain such a license could have a material adverse effect on the Company's business and its future results of operations.

A patent application filed by Sandoz Ltd. and Sandoz-Patent-GmbH (the "Sandoz Application") was published under the Patent Cooperation Treaty ("PCT") in October 1992 and designated various European countries for filing. The Sandoz Application includes claims covering certain embodiments of the Spartaject(TM) Technology applicable to formulations containing certain electrostatic lipids. Although the patents which have issued in the EPO and the United Kingdom pursuant to such application do not contain any such claims, if a Spartaject(TM) formulated product contained such lipids and patents containing such claims issue on such application in any country and such claims are not invalid, then the Company may require a license from the holder of such patents in order to develop or commercialize such product in any such country. There can be no assurance that a license will be obtainable on acceptable terms, if at all, and any negotiations to obtain a license may be protracted. If the Company is unable to do so on commercially reasonable terms, then the inability to obtain such a license could have a material adverse effect on the Company's business and its future results of operations.

L.A.D.D. Technology and IPdR. In March 1997 the U.S. Patent and Trademark Office ("PTO") issued an office action indicating an allowance of claims pursuant to the Company's licensed patent application from Yale University including all of the claims drawn to the administration of 5-FP (including oral administration) and IPdR, and other compounds with similar structures, for the treatment of liver associated diseases. The corresponding U.S. patent is expected to issue in 1997.

The Company is aware that two international patent applications by The Wellcome Foundation Limited ("Wellcome") were published under the PCT in 1992, designating the United States, major European countries, Japan, Australia and New Zealand, among other countries. As published, the applications have broad claims that the Company believes may cover certain of the prodrugs which may be used by the Company in practicing the L.A.D.D. Technology licensed by the Company, or methods of formulating or using such prodrugs, or may cover the active compound to which the prodrugs are intended to be converted in vivo. A patent in Australia based on one of such applications was issued on March 7, 1995, and expires in 2011. Two patent applications in New Zealand, based on one of such PCT applications, were allowed and published for opposition in November 1995 and, unless successfully opposed, will be granted and will expire in 2011 (such Australian patent and potential New Zealand patents being called collectively the "ANZ Patents"). The claims of the ANZ Patents do not appear to cover the application of the L.A.D.D. Technology to 5-FP but may cover its application to IPdR as a radiosensitizer prodrug. The Company believes that to the extent that it is possible to interpret such claims as covering such applications to IPdR, they are invalid and that the issuance of the ANZ Patents to such extent were in error. The Company had filed timely oppositions to the issuance of the New Zealand applications based on prior art of which the Company is presently aware. Both opposition proceedings are currently for post-grant reexamination with respect to the Australian patent at an appropriate time. The Company is also maintaining a watch with respect to the publication or allowance of corresponding applications in other jurisdictions. There can be no assurance, however, that such issuance in Australia and allowances in New Zealand were in error, or that another patent or patents based on such published applications will not issue in the United States or other jurisdictions or that the ANZ Patents and any other such issued patent or patents would not contain claims which could affect the practice of the L.A.D.D. Technology. The Company believes that if the ANZ Patents are valid as issued or any such other patent or patents issue in any jurisdiction, it may be required to seek a license under such claims in order to develop, market and sell certain of the applications of its L.A.D.D. Technology in such jurisdictions. There can be no assurance that such license will be obtainable on commercially reasonable terms to the Company, if at all. If any such license were required to practice the L.A.D.D. Technology, the inability to obtain such license could have a material adverse effect on the Company's business and its future results of operations.

A patent licensed to the Company and expiring in 2007 has issued in the United States on IPdR. A U.S. patent licensed to the Company on certain other nucleoside analogues expires in 2005.

RII retinamide. RII retinamide is not patented in the United States, and the Company believes it is no longer patentable in the United States. An EPO patent on RII retinamide licensed to the Company expires in 1998 and pursuant thereto patent rights have been perfected in various European countries. A patent in Canada also licensed to the Company expires in 1999.

Patent Rights Acquired from Lexin. The Company has obtained, through the assignment to the Company of a license agreement with the University of Pennsylvania ("Penn"), exclusive rights to four issued United States patents expiring in 2009, 2011 (two), and 2013. An additional five United States patent applications and three corresponding PCT applications designating various countries outside the United States are pending (all of which are covered by the Penn license agreement). The Company has obtained, through the assignment to the Company of a license agreement with Wichita State University, exclusive rights to four pending United States patent applications and corresponding foreign applications, covering a novel family of serine protease inhibitors. One of the United States applications issued in 1996.

Two patents (the "Antichymotrypsin Patents"), were assigned to Sonoran Desert Chemicals LLC in 1990 and 1991, respectively, relating to certain uses of antichymotrypsin. The Antichymotrypsin Patents include claims covering methods for treating pulmonary and/or bowel inflammations in a mammal using alpha-1-antichymotrypsin, derivatives and salts thereof, methods for treating inflammation using alpha-1-antichymotrypsin topically and pharmaceutical compositions of alpha-1-antichymotrypsin, its salts or derivatives. To the Company's knowledge, products embodying the Antichymotrypsin Patents have not yet been developed. Claims of the Antichymotrypsin Patents may cover the intended use of LEX032, the lead compound which the Company acquired in the Lexin Purchase. The Company believes, however, based on the advice of patent counsel, that such claims would not cover the Company's intended use of LEX032. Nevertheless, there can be no assurance in this regard, and if such claims are found to cover the Company's intended use of LEX032, and the Antichymotrypsin Patents are not invalid, then the Company may require a license from the holders of the Antichymotrypsin Patents in order to develop or commercialize LEX032 in the United States or any other country where the Antichymotrypsin Patents may have issued. There can be no assurance that a license will be obtainable on commercially reasonable terms, if at all, and any negotiations to obtain a license may be protracted. If the Company is unable to obtain such a license on commercially reasonable terms, such inability to obtain such a license could have a material adverse effect on the Company's business and its future results of operations.

Asulacrine. An issued United States patent on asulacrine under a license option to the Company expires in 1999. Patents on asulacrine have also issued in several European countries and Japan, which patents expire in 2001.

PT-523. A United States patent licensed by the Company and expiring in 2005 has been issued on the PT-523 compound, its pharmaceutical composition and its use as a methotrexate resistant cell inhibitor. Corresponding Japanese and Canadian patents and patents in several European countries have issued, expiring in 2007, 2010 and 2008, respectively.

Other Compounds. The following compounds which the Company may develop are believed to be in the public domain or not presently subject to patent protection as compounds in the United States: busulfan, 5-FP, RII retinamide and aphidicolin. Any patent coverage for any formulations of these compounds with the Spartaject Technology will be primarily dependent upon the patent coverage for the Spartaject Technology, to the extent available. The Company has been granted orphan drug status by the FDA for its intended uses of busulfan and RII retinamide described. Any patent protection for 5-FP will be dependent upon the issuance of patents covering the L.A.D.D. Technology and the scope of the coverage provided by such patents.

Risks of New Product Development; Market Uncertainty. The Company has received approval by the FDA for IND applications relating to three product candidates, Spartaject(TM) busulfan, L.A.D.D., 5-FP and RII retinamide, two of which are currently in Phase I clinical trials. One of the Company's product candidates, asulacrine, is in a second Phase I clinical trial in England being conducted by the Cancer Research Campaign ("CRC"). The Company has not filed an IND with the FDA for asulacrine. Because of the incidence of vein inflammation apparently caused by the injectable formulation of asulacrine used in the first clinical trial, CRC developed an oral formulation of the compound which is in a second Phase I clinical trial in the U.K. Another potential product candidate, IPdR, is a nucleoside analogue. It is possible that as a result of severe complications and deaths associated with the use of another nucleoside analogue, which was under clinical investigation for hepatitis, more extended preclinical toxicity testing may be required by the FDA for any nucleoside analogues under investigation for any use, and there can be no assurance that similar toxicities from the use of IPdR will not result. An additional product candidate, LEX032, is in the preclinical stage of development.

The Company has not commenced development of some of its other product candidates and has done only limited development on others. None of the products the Company proposes to develop or is developing has been approved for marketing by regulatory authorities and all of the Company's products will require significant research and development, including lengthy clinical testing, prior to their commercialization. The results of clinical trial and preclinical testing discussed in this Prospectus for the Company's compounds and technologies are subject to varying interpretations. Furthermore, studies conducted with alternative designs or on alternative populations could produce results that vary from those discussed in this Prospectus. Therefore, there can be no assurance that the results discussed in this Prospectus or the Company's interpretation of them will be accepted by governmental regulators or the medical community. Even if the development of the Company's products in the preclinical phase advances to the clinical stage, there can be no assurance that they will prove to be safe and effective. The products that are successfully developed, if any, will be subject to requisite regulatory approval prior to their commercial sale, and the approval, if obtainable, may take several years. Generally, only a very small percentage of the number of new pharmaceutical products initially developed is approved for sale. Even if they are approved for sale, there can be no assurance that they will be commercially successful. The Company may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which may be beyond the Company's financial and technical capacity to solve. The failure to address such problems adequately could have a material adverse effect on the Company's business and prospects. No assurance can be given that the Company will succeed in the development and marketing of any new drug products, or that they will not be rendered obsolete by products of competitors. There can be no assurance of the extent to which any of the Company's products, if successfully developed, will actually be used by patients. Furthermore, there can be no assurance that the Company's sales of its products for such uses will be profitable even if patient use occurs.

Uncertainty of Health Care Reform Measures. Federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the health care systems in the United States and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere. Significant changes in the health care system in the United States or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such proposals and changes could have a material adverse effect on the Company's ability to raise capital. Furthermore, the Company's ability to commercialize its potential products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective corporate partners with respect to certain of the Company's proposed products.

Uncertain Extent of Price Flexibility and Third-Party Reimbursement. The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third party payors are increasingly challenging the prices charged for medical products and services. Also the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care providers are instituting could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

Government Regulation; Need for FDA and Other Regulatory Approval; Orphan Drug Status. Prior to marketing, each of the Company's drugs must undergo an extensive regulatory approval process conducted by the FDA and applicable agencies in other countries. The process, which focuses on safety and efficacy and includes a review by the FDA of preclinical testing and clinical trials and investigating as to whether good laboratory and clinical practices were maintained during testing, takes many years and requires the expenditure of substantial resources. The Company is, and will be dependent on the external laboratories and medical institutions conducting its preclinical testing and clinical trials to maintain both good laboratory practices established by the FDA and good clinical practices. Data obtained from preclinical and clinical testing are subject to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in FDA policy for drug approval during the period of development and by the requirement for regulatory review of each IND and NDA. There can be no assurance that even after such time and expenditures regulatory approval will be obtained for any of the Company's product candidates. Moreover, such approval may entail significant limitations on the indicated uses for which a drug may be marketed. Even if such regulatory approval is obtained, a marketed therapeutic product and its manufacturer are subject to continual regulatory review, and later discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturing, including withdrawal of such product from the market. Change in the manufacturing procedures used by the Company for any of the Company's approved drugs are subject to FDA review, which could have an adverse effect upon the Company's ability to continue the commercialization or sale of a drug. The process of obtaining FDA approval is costly and time consuming, and there can be no assurance that any product that the Company may develop will be deemed to be safe and effective by the FDA. The Company will not be permitted to market any product it may develop in any jurisdiction in which the product does not receive regulatory approval.

The Company intends to seek orphan drug status for some of its product candidates pursuant to the Orphan Drug Act of 1983 (the "Orphan Drug Act") and has been granted orphan drug status for busulfan as preparative therapy for malignancies treated with bone marrow transplantation and for RII retinamide for the treatment of myelodysplastic syndromes. There can be no assurance that orphan drug status will be granted for other product candidates or that for any grant of orphan drug status, such grant will provide the Company with any benefits. Although under the Orphan Drug Act as now in effect orphan drug status may provide an applicant exclusive marketing rights in the United States for a designated indication for seven years following marketing approval, in order to obtain such benefits, the applicant must be the sponsor of the first NDA approved for that drug and indication. If a third party receives prior FDA approval for an orphan drug indication, the Company may be precluded by the Orphan Drug Act from obtaining market approval for seven years. Orphan Medical, Inc., a United States company which is not affiliated with the Company's distributors of Spartaject(TM) busulfan in Europe and Sweden, has disclosed that it is in Phase II clinical trials with an intravenous form of busulfan for use in bone marrow transplants using a formulation with solvents licensed from a university. It cannot be predicted whether such development by Orphan Medical, Inc., will be successful and whether it will adversely affect the ability of the Company to obtain FDA approval of Spartaject(TM) busulfan for the orphan drug indication of use in bone marrow transplants. In addition, amendments to the Orphan Drug Act have been introduced in Congress, which if adopted, would limit the benefits available for sellers of orphan drugs, including limiting the exclusivity period to four years generally and providing for the loss or sharing of exclusivity in some circumstances. There can be no assurance that such amendments or other amendments will not be adopted, and therefore the Company is unable to predict the extent to which or whether any benefits currently provided by the Orphan Drug Act will continue to be available.

Competition; Technological Change. There is substantial competition in the pharmaceutical field and in the areas of the Company's proposed business in cancer, cardiovascular disorders and acute inflammation, engaged in by companies with financial resources, and licensing, research and development staffs and facilities substantially greater than those of the Company. Competitors include pharmaceutical companies with recognized, well established development programs in these areas, and biotechnology firms and pharmaceutical companies with therapies in the development stage. Many such companies have extensive experience in undertaking preclinical testing and clinical trials and obtaining FDA and other regulatory approvals. There can be no assurance that the Company's competitors will not succeed in developing similar technologies and products more rapidly than the Company and that these technologies and products will not be more effective than any of those that are being or will be developed by the Company, or render the Company's technologies and products obsolete or noncompetitive. The Company intends to or may apply its Spartaject(TM) Technology and L.A.D.D. Technology to compounds that are believed to be in the public domain, or not presently subject to patent protection as compounds, in the United States, including aphidicolin, busulfan, 5-FU and possibly paclitaxel. As a result, the Company cannot prevent other companies from developing products or applying delivery technologies other than the Spartaject(TM) Technology and the L.A.D.D. Technology to such compounds in a manner than competes with technologies and product candidates under development by the Company. Several pharmaceutical companies are developing protease inhibitors with potential application in pulmonary inflammation, pancreatitis, coagulative disorders and reperfusion injury. It is widely acknowledged that proteases are a critical component in the inflammatory cascade and their inhibition has been pursued by companies engaged in the development of both traditional pharmaceuticals and biotech compounds.

Dependence Upon Others for Manufacturing and Marketing. The Company currently has no capability to manufacture any of its products for preclinical testing or clinical trials, and, if appropriate, for commercial purposes, or to market them. The Company does not intend to establish in the foreseeable future manufacturing facilities to produce drug chemicals or product formulations, except possibly with respect to its Spartaject(TM) Technology, or marketing capabilities, other than potentially in the United States to specialists in oncology/hematology practices. Accordingly, the Company will be required to enter into arrangements with other companies for the manufacture and marketing of its products. If the Company is unable to obtain or maintain third party manufacturing and marketing arrangements, it may not be able to commercialize its product candidates as planned. In addition, manufacturers of the Company's products will be subject to applicable current good manufacturing practices ("cGMP") prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. There can be no assurance that the Company will be able to enter into manufacturing agreements either domestically or abroad with companies whose facilities and procedures comply with cGMP or applicable foreign standards. Should such agreements be entered into, the Company will be dependent on such manufacturers for continued compliance with cGMP and applicable foreign standards. Failure by a manufacturer of the Company's products to maintain cGMP or applicable foreign standards could result in significant time delays or the inability of the Company to commercialize a product and could have a material adverse effect on the Company. In addition, the Company's dependence on third parties for the manufacture and marketing of its products may adversely affect profit margins on its products.

Product Liability. The testing, marketing and sale of human health care products entail an inherent risk of adverse side effects and/or personal injury and product liability, and there can be no assurance that product liability claims will not be asserted against the Company. The Company currently has no product liability insurance. Under the terms of most of its license agreements, the Company is required both to indemnify its licensor against product liability risks and to obtain such coverage prior to the sale of the products covered by the license, and in certain instances, at coverage levels specified in the license agreement by the licensor. If the Company fails to do so, its licensor will be entitled to terminate the license. Although the Company will seek to carry reasonable levels of product liability insurance, it is not certain that such coverage will be obtainable on reasonable terms and at levels required by its licensors, or if obtained, that such amounts ultimately will prove adequate or will be renewable for any period. If such insurance is not obtained and maintained at sufficient levels, or if any product liability claim against the Company were sustained, the Company's business and prospects could be materially adversely affected and its rights to market certain of its products could be terminated.

Dependence on Key Personnel and Scientific Advisors. The Company is highly dependent on having qualified experienced management, the loss of one or more of whom could have a material, adverse effect on the Company if an appropriate successor is not available with reasonable promptness. The Company currently holds "key person" insurance for coverage against the unanticipated death of Jerry B. Hook, Ph.D., the Company's President and Chief Executive Officer, in the amount of $2,000,000. The insurance policy names the Company as beneficiary. The loss of services of a key person could have a material adverse effect on the Company. Although the Company has employment agreements with Dr. Hook, William McCulloch, M.B., Ch.B., F.R.C.P.(Glasg.) D.R.C.O.G., the Company's Senior Vice President of Research & Development, and Ronald H. Spair, Vice President, Chief Financial Officer, and Secretary of the Company, each such executive officer may terminate his employment at any time upon thirty days notice, and there can be no assurance that such agreements will not be so terminated.

The Company's scientific advisors are employed on a full time basis by unrelated employers and some have one or more consulting or other advisory arrangements with other entities which may conflict with their obligations to the Company. Inventions or processes discovered by such persons, other than those to which the Company's licenses relate or, those to which the Company is able to acquire licenses for or those which were invented while performing consulting services under contract to the Company, will most likely not become the property of the Company, but will remain the property of such persons or such persons' full-time employers. Failure to obtain needed patents, licenses or proprietary information held by others could have a material effect on the Company.

Limited Personnel; Dependence on Corporate and Academic Collaborators for Research and Development. The Company has nine full-time employees. With these exceptions, the Company relies, and for the foreseeable future will rely, on contract development organizations, other academic collaborators and other consultants for its preclinical and clinical planning, development, monitoring and regulatory registration services. Contract development organizations and the Company's advisors and consultants are employed or retained by other entities, and they have commitments to, or consulting or advisory contracts with, such entities that may limit their availability to the Company and that may compete with the Company. There can be no assurance that their services will be available to the Company on a timely basis when needed, or at all, and as non-employees, the Company has limited control over their activities. In addition, the academic collaborators are not actively involved in the Company's business or in the development of its products from a commercial perspective. Contract development organizations and the Company's advisors and consultants generally sign agreements that provide for confidentiality of the Company's proprietary information and results of studies. However, there can be no assurance that the Company will be able to maintain the confidentiality of the Company's technology, the dissemination of which could have a material adverse effect on the Company's business. Because of the nature of its business, the Company will require a wide range of skilled personnel to conduct its proposed operations and will be dependent upon its ability to attract and retain qualified management, scientific and marketing personnel. There is intense competition among pharmaceutical companies for such personnel, and there is no assurance that the Company will be successful in recruiting or retaining them.

Conducting Business Abroad. To the extent the Company conducts business outside the United States, it intends to do so through licenses, joint ventures or other contractual arrangements for the development, manufacturing and marketing of its products. Although the Company has entered into a development and marketing arrangement for Spartaject(TM) busulfan for Europe and the Scandinavian countries, no assurance can be given that the Company will be able to establish other foreign operations successfully through such a plan, that the necessary foreign regulatory approvals for its product candidates will be obtained, that foreign patent coverage will be available or that the manufacturing and marketing of its products through such licenses, joint ventures or other arrangements will be commercially successful. The Company might also have greater difficulty obtaining proprietary protection for its products and technologies outside the United States rather than in it, and enforcing its rights in foreign courts rather than in United States courts.

Risk of Adjustment to the Conversion Price for Series B' Convertible Preferred Stock. The outstanding shares of the Company's Series B' Convertible Preferred Stock ("Series B' Preferred Stock") are convertible at any time at the option of the holder into shares of the Company's Common Stock at an initial conversion price of $1.50 per share such that each 10,000 shares of the Company's Series B' Preferred Stock are initially convertible into 66,667 shares of the Company's Common Stock. On August 23, 1997 the conversion rate of the then outstanding shares of Series B' Preferred Stock into shares of Common Stock will be subject to increase if the average closing bid price of the Common Stock for the 30 consecutive trading days immediately prior to

August 23, 1997 is not greater than $1.95 per share. Any adjustment to the conversion rate would have a dilutive effect on the holders of the then outstanding Common Stock.

Dilution; Shares Eligible for Future Sale; Registration Rights. Of the 9,979,328 shares of Common Stock outstanding as of the date of this Prospectus, approximately 6,891,989 shares will be eligible for sale in the public market without restriction on the date of this Prospectus. On April 29, 1997 certain changes will take effect with respect to regulations promulgated under the Securities Act of 1933, as amended, which will shorten the required holding periods before which restricted securities can be sold in the public market. The revised holding periods are applicable to all securities, whether acquired before or after April 29. The Company cannot predict the effect, if any, that these changes in the federal regulations may have on the market prices prevailing from time to time for the Common Stock. In addition to such outstanding shares of Common Stock, there are 16,672,137 shares of Common Stock issuable under currently outstanding warrants and approximately 3,000,000 shares of Common Stock issuable or reserved for issuance under the Company's 1991 Stock Plan and under various license, option and research agreements. No prediction can be made as to the effect, if any, that the sale or the availability for sale of such securities will have on the market prices prevailing from time to time for the Common Stock. Nevertheless, the possibility that substantial amounts of such securities may be sold in the public market may adversely affect prevailing market prices for the Company's equity securities, and could impair the Company's ability to raise capital in the future through the sale of equity securities. Certain stockholders have also been granted demand and piggy-back rights with respect to future registrations by the Company. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the Common Stock underlying the securities being offered hereby. The Company plans to increase its authorized shares of Common Stock from 42,000,000 to 72,000,000, subject to the approval of the stockholders at the annual meeting to be held in June 1997. No prediction can be made as to the effect, if any, that such an increase will have on the market prices prevailing from time to time for the Common Stock.

Antitakeover Effects of Certain Charter and By-Law Provisions and Delaware Law. The Board of Directors has the authority to issue shares of preferred stock with rights and preferences senior to those of the Common Stock without further vote or action by the stockholders of the Company. In addition, the Company's Restated By-Laws and Restated Certificate of Incorporation contain certain provisions (including a classified Board of Directors) that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock or other equity securities. These provisions could also make it more difficult for stockholders to change the management of the Company or to effect certain transactions.

Absence of Dividends. The Company has never declared or paid any cash dividends and does not anticipate paying dividends on its Common Stock or other equity securities for the foreseeable future. Management of the Company anticipates that all earnings and other resources of the Company, if any, will be retained by the Company for investment in its business.

Potential Volatility of Price; Low Trading Volume. The market price of the Common Stock, like that of many other development-stage public pharmaceutical or biotechnology companies, has been highly volatile and may be in the future. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of preclinical and clinical testing, adverse reactions to products, governmental regulation and approvals, developments in patent or other proprietary rights, public or regulatory agency concerns as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock and its other equity securities. In addition, in general, the Common Stock has been thinly traded on the Nasdaq SmallCap Market, which may affect the ability of the Company's stockholders to sell shares of the Common Stock in the public market. There can be no assurance that a more active trading market will develop in the future.

Control by Directors and Others. The Company's directors, executive officers and principal stockholders beneficially own (excluding exercisable options, warrants and convertible securities) approximately 36% of the outstanding shares of Common Stock and will have the ability to exert substantial influence over the election of the Company's Board of Directors.

Limited Availability of Net Operating Loss Carry Forwards. At December 31, 1996, the Company had accumulated approximately $18,573,000 in net operating loss carry forwards and research and experimental credit carryforwards of $196,700 for income tax purposes that expire in years 2006 through 2011 of which approximately $4,865,000 of net operating loss carryforwards relate to the acquisition of Lexin. Based on the number of shares of Common Stock, convertible notes and shares of convertible preferred stock issued in 1993 and March of 1996, the Company exceeded the limits allowable under the Tax Reform Act of 1986 related to changes in ownership percentage governing future utilization of net operating loss carry forwards. The effect of these occurrences is to limit the annual utilization of the net operating loss carry forwards to an amount determined by multiplying the fair market value of the Company immediately prior to the change in ownership percentage by the Federal long term tax exempt interest rate at the time of these changes. There can be no assurance that further limitations on utilization of net operating loss carry forwards will not occur resulting from ownership changes that take place subsequent to December 31, 1996 or the potential adjustment to the conversion rate of Series B' Preferred Stock in August 1997.

Possible Delisting from Nasdaq and Market Illiquidity. Continued inclusion of the Common Stock for quotation on the Nasdaq SmallCap Market will require that
(i) the Company maintain at least $2,000,000 in total assets (the "Minimum Asset Requirement") and $1,000,000 in capital and surplus, (ii) the minimum bid price for the Common Stock be at least $1.00 per share (unless it maintains a public float of at least $1,000,000 and $2,000,000 in capital and surplus), (iii) the public float consist of at least 100,000 shares of Common Stock, valued in the aggregate at more than $200,000, (iv) the Common Stock have at least two active market makers and (v) the Common Stock be held by at least 300 holders. As of December 31, 1995, the Company did not meet all of the criteria for continued listing. Although the Company currently meets the listing criteria and has no reason to believe that it will not continue to meet such criteria, there can be no assurance that future events will not result in the Company's failure to meet all of the criteria for continued listing. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board", and it would be more difficult to dispose of the securities or to obtain as favorable a price for the securities. Consequently, the liquidity of the securities could be impaired, not only in the number of securities that could be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of the Company, which could result in lower prices for the securities than might otherwise be attained and in a larger spread between the bid and asked prices for the securities.

Risks of Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. If the Company's securities were delisted from Nasdaq, they may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors." For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such Rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability to sell any of the Company's securities in the secondary market.

The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis, or if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from the penny stock restrictions. In any event, even if the Company's securities were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that engages in unlawful conduct while participating in a distribution of penny stock from associating with a broker-dealer or participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities would be materially adversely affected.
                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company is not expected to receive any proceeds from the exercise of the Warrant issued to Dr. Dian Griesel (see "Selling Stockholders"), since the Warrant may be exercised pursuant to a cashless exercise provision. In the event that the Warrant is exercised for cash ($39,375.00), the Company intends to use such net cash proceeds for general working capital purposes. Whether, how and to what extent the Warrant will be exercised, and whether the Warrant is exercised for cash or not, cannot be predicted by the Company.

                              SELLING STOCKHOLDERS


The following table sets forth certain information as of April 15, 1997 concerning (i) the name of each Selling Stockholder, (ii) the number of shares of Common Stock beneficially owned, whether outstanding or issuable, by such holder before the Offering, (iii) the number of shares of Common Stock which may be offered by each Selling Stockholder, and (iv) the percentage of Common Stock owned by each Selling Stockholder before the Offering. The number of shares of Common Stock set forth below under the caption "Number of Shares of Common Stock which may be offered" represents the aggregate number of shares of Common Stock owned by each Selling Stockholder.

                                                                         Number  of           Number of
                                                                         shares of            Shares of
                                                                         Common               Common
Name of Selling                                                          Stock owned          Stock which
---------------                                                          prior to the         may be            % of Common
Stockholder                                                              Offering             offered           Stock Owned (1)
-----------                                                              -------------------  ---------------   ---------------
LINC Capital Management Services, Ltd.                                     268,734            268,734                   2.7
Miroslav Anic                                                                8,311              8,311                     *
LINC Healthcare Leasing, N.V.                                              384,793            384,793                   3.9
Philadelphia Ventures - Japan II, L.P.                                      22,403             22,403                     *
Commonwealth Venture Partners II                                            70,010             70,010                     *
Philadelphia Ventures II, L.P.                                             187,628            187,628                   1.9
CIP Capital L.P.                                                           280,041            280,041                   2.8
MDS Health Ventures Inc.                                                   224,032            224,032                   2.2
State Treasurer of the State of Michigan as Custodian of
the Michigan Public Schools Employees' Retirement
System, State Employees' Retirement System, Michigan
State Police Retirement System, and Michigan Judges
Retirement System                                                          224,032            224,032                   2.2
Grotech Partners IV, L.P.                                                  112,016            112,016                   1.1
Jerry B. Hook, Ph.D.                                                        99,000             99,000                     *
Harvey Rubin, Ph.D.                                                         49,700             49,700                     *
Ronald H. Spair                                                             49,500             49,500                     *
James T. Fenno                                                              19,800             19,800                     *
Dian Griesel, Ph.D.                                                         35,000             35,000                     *
                                                                         ---------          ---------                 -----
          Total                                                          2,035,000          2,035,000                 20.4%


----------------------
* Less than 1%

(1) The number of shares of Common Stock issued and outstanding as of April 15, 1997 was 9,979,328.

The number of Shares sold by each Selling Stockholder and (if one percent or more) the percentage of the outstanding shares of Common Stock owned by such Selling Stockholder after completion of any offering hereunder will be specified in the Prospectus Supplement relating to such sale.

Each Selling Stockholder will be entitled to receive all of the proceeds from the future sale of his or its respective shares of Common Stock. Except for the costs of including such shares of Common Stock within the registration statement of which this Prospectus forms a part, which costs are borne by the Company, the Selling Stockholders will bear all expenses of any offering by them of their Common Stock, including the costs of their counsel and any sales commissions incurred.

Except as noted below, none of the Selling Stockholders named in the preceding table have had any position, office or other material relationship with the Company or any of its predecessors or affiliates. Jerry B. Hook, Ph.D., is the President and Chief Executive Officer of the Company. Ronald H. Spair is Vice President, Chief Financial Officer and Secretary of the Company. Harvey Rubin, Ph.D., is a member of the Scientific Advisory Board of the Company. Richard L. Sherman, a member of the Company's Board of Directors, is a shareholder of the General Partner of CIP Capital, L.P. Dian Griesel, Ph.D., is the President of The Investor Relations Group, a firm retained to provide information on the Company to the financial community. A component of Dr. Griesel's compensation includes a Warrant to purchase 35,000 shares of Common Stock at an aggregate exercise price of $39,375.00. The Warrant has not been exercised as of the date of the Prospectus and expires on December 4, 2001.

The Shares held by the Selling Stockholders, other than Dr. Griesel, will be subject to resale restrictions on a certain percentage of such Shares through October 15, 1997. Such resale restrictions apply to (i) 75% of such shares until June 15, 1997, (ii) 50% of such shares until August 15, 1997, and (iii) 25% of such shares until October 15, 1997.

                              PLAN OF DISTRIBUTION

Sales of shares of Common Stock by Selling Stockholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares of Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Stockholders and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the shares of Common Stock by the Selling Stockholders. Sales of shares of Common Stock by the Selling Stockholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

At the time a particular offer of shares of Common Stock is made, except as herein contemplated, by or on behalf of the Selling Stockholder, to the extent required, a Prospectus will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling-off" period (two or nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitations, Regulation M, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of such securities by the Selling Stockholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Dechert Price & Rhoads, Princeton, New Jersey.


                                     EXPERTS

The financial statements of the Company at December 31, 1996, and the year then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of the Company at December 31, 1995, and for each of the two years in the period ended December 31, 1995, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern), and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

         SEC Registration fee.............................. $          395
         NASD fee..........................................          7,500
         Printing and engraving............................          2,500
         Legal fees and expenses of the Company............         20,000
         Accounting fees and expenses......................          7,500
         Blue sky fees and expenses........................         30,000
         Transfer agent fees...............................          1,000
         Miscellaneous.....................................          2,000
                                                            --------------
                   Total................................... $       70,895
                                                            ==============

         The aggregate proceeds to the Selling Stockholders from the sale of the Shares so offered will be the purchase price of the Shares sold less (i) the aggregate commissions, discounts and other compensation, if any, paid by the Selling Stockholders to agents or broker dealers and (ii) certain other expenses of the offering and sale of the Shares that will be the responsibility of the Selling Stockholders.

Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (except actions by or in the right of the corporation), if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, absent a determination by a court that such indemnity is proper.
Section 145 further permits a Delaware corporation to grant its directors, officers, employees and agents additional rights of indemnification through bylaw provisions and otherwise.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit.

         Article VII, Section 6 of the Registrant's By-Laws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the DGCL. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under

Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 16.  Exhibits and Financial Statement Schedules

         (a)      Exhibits

Exhibit No.                Description
-----------                ------------
  *2.1      -- Copy of the Asset Purchase Agreement, with exhibits thereto, dated February 22, 1996, between the
               Registrant and Lexin Pharmaceutical Corporation
 **4.2      -- Form of Common Stock Certificate
   5.1      -- Legal Opinion of Dechert Price & Rhoads
  23.1      -- Consent of Arthur Andersen LLP
  23.2      -- Consent of Ernst & Young LLP
  23.3      -- Consent of Dechert Price & Rhoads (contained in Exhibit 5.1)
  24        -- Power of Attorney (See p. II-5)

---------

* Previously filed with the Company's report on Form 8-K filed on April 1, 1996, and incorporated by reference herein.
** Previously filed with the Company's Registration Statement on Form S-l, Registration Number 33-78086, filed on April 25, 1994, or in Amendment No. 1 thereto, filed on June 1, 1994.

Item 17.  Undertakings

   The Company hereby undertakes that it will:

   (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the By-Laws of the Company, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Company hereby undertakes that it will:

   (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

   (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Horsham, state of Pennsylvania, on April 15, 1997.




                               SPARTA PHARMACEUTICALS, INC.




                               By:  /s/ Jerry B. Hook
                                   -------------------------------------
                                   Jerry B. Hook, Ph.D.
                                   President and Chief Executive Officer




                                POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Jerry B. Hook, Ph.D., his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                     Title                                                           Date
---------                                     -----                                                           ----

   /s/ William M. Sullivan                    Chairman of the Board,                                          April 15, 1997
-----------------------------------------     Director
   William M. Sullivan

   /s/ Jerry B. Hook, Ph.D.                   President, Chief Executive                                      April 15, 1997
-----------------------------------------     Officer (principal executive officer),
   Jerry B. Hook, Ph.D.                       Director


   /s/ Ronald H. Spair                        Vice President and Chief Financial Officer                      April 15, 1997
-----------------------------------------     (principal financial and accounting officer)
   Ronald H. Spair

   /s/ Lindsay A. Rosenwald, M.D.             Director                                                        April 15, 1997
-----------------------------------------
   Lindsay A. Rosenwald, M.D.

   /s/ Peter Barton Hutt                      Director                                                        April 15, 1997
----------------------------------------
   Peter Barton Hutt

   /s/ Professor Sir John Vane                Director                                                        April 15, 1997
----------------------------------------
   Professor Sir John Vane

   /s/ Richard L. Sherman                     Director                                                        April 7, 1997
----------------------------------------
   Richard L. Sherman

   /s/ Colin B. Bier                          Director                                                        April 15, 1997
----------------------------------------
   Colin B. Bier
